Exhibit 99.1

American Technical Ceramics Corp. Announces Third Quarter Financial
Results

    HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--May 6, 2003--AMERICAN TECHNICAL CERAMICS CORP. (AMEX Symbol: AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced financial results for the third fiscal quarter and the nine months ended March 31, 2003.
    Net sales for the quarter ended March 31, 2003 were $11,930,000, essentially flat compared to $11,956,000 in the comparable quarter in fiscal year 2002. Net loss amounted to $299,000, or approximately ($.04) per common share and common share assuming dilution, for the quarter ended March 31, 2003, compared with net loss of $1,057,000, or approximately ($.13) per common share and common share assuming dilution, for the comparable quarter ended March 31, 2002.
    Net sales for the nine months ended March 31, 2003 decreased 4% to $35,978,000 from $37,443,000 in the comparable nine-month period in fiscal year 2002. Net loss amounted to $291,000, or approximately ($.04) per common share and common share assuming dilution, for the nine months ended March 31, 2003, compared with net loss of $1,797,000, or approximately ($.22) per common share and common share assuming dilution, for the comparable nine-month period ended March 31, 2002.
    Management stated that the decrease in sales for the nine-month period as compared to the comparable period of the prior fiscal year was a result of lower sales volume due to continued weakness in the telecommunications markets.
    The decrease in net loss for the quarter ended March 31, 2003 compared to the comparable period of the prior fiscal year was primarily due to lower costs and expenses and higher precious metal recovery than in the comparable period last year. Lower costs and expenses are the result of cost reduction measures the Company had taken during fiscal year 2002 in response to the industry downturn.
    These same factors also contributed to the decrease in net loss for the nine-month period ended March 31, 2003 compared to the comparable period of the prior fiscal year. The absence of inventory write-downs to net realizable value during the period (compared to the comparable period last year when such write-downs were taken), offset partially by the write-off of certain assets and lower sales levels, were also factors in the decreased net loss.
    Bookings for the three-month period were essentially flat from the levels experienced during the comparable period of last fiscal year. Bookings for the nine-month period improved significantly from the levels experienced during the comparable period of last fiscal year. Improvement was evident in all of the Company's major product lines.
    Victor Insetta, President and Chief Executive Officer of the Company, said, "The results were in line with our expectations. The telecommunications industry remains depressed and the news of the world has put the timing of an economic recovery in question. At the same time, activity in our new products is slowly increasing and business in Asia is on the climb which helped to offset some of the continued softness we experienced in other segments of our business.
    Mr. Insetta added, "The outlook remains cloudy and our current thinking is that the next few quarters will be comparable to the last few quarters. However, current news reports express some optimism that our industry will see some recovery later this calendar year. We continue to believe that ATC is well positioned to participate in any increase in demand in our industry."
    The Company invites you to participate in the upcoming conference call with management. The details are as follows:


                        Wednesday, May 7, 2003
                   11:00 A.M. Eastern Standard Time
               TOLL FREE CALL IN NUMBER: 1-888-273-9890

    A replay of the call will be available for approximately two weeks, beginning shortly after the call ends. To hear the replay, the number is 1-800-475-6701 (USA) and 320-365-3844 (International). The
access code is 681471.
    A live webcast of the call will begin at 11:00 Eastern Time on May 7, 2003. To access the webcast, go to the Company's website, www.atceramics.com and click on the webcast icon in the Investor Relations section. This webcast will be available for approximately two weeks.
    American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
    This release may contain forward looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause American Technical Ceramics Corp.'s actual results for future periods to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.

          American Technical Ceramics Corp. and Subsidiaries
          --------------------------------------------------
                 (in thousands, except per share data)



              Condensed Consolidated Balance Sheet Data
              -----------------------------------------
                                 March 31, 2003        June 30, 2002
                               -----------------     -----------------
                                    (unaudited)

Cash and Investments                 $ 11,424            $ 10,154
Accounts Receivable                     5,910               6,328
Inventories                            15,834              15,417
Current Assets                         36,336              36,747
Total Assets                           64,265              66,574
Current Liabilities                     5,179               8,372
Total Liabilities                      12,212              14,382
Total Stockholders' Equity             52,053              52,192




         Condensed Consolidated Statement of Operations Data
         ---------------------------------------------------
                                          Three Months Ended
                                             (unaudited)
                               ---------------------------------------
                                 March 31, 2003        March 31, 2002
                               -----------------     -----------------

Net Sales                            $ 11,930            $ 11,956
Gross Profit                            3,308               2,544
Operating Loss                           (519)             (1,561)

Net Loss                                 (299)             (1,057)
Loss Per Share:
    Basic                            $  (0.04)           $  (0.13)
    Diluted                          $  (0.04)           $  (0.13)
Weighted Average Common Shares
 Outstanding:
    Basic                               8,076               8,058
    Diluted                             8,076               8,058




         Condensed Consolidated Statement of Operations Data
         ---------------------------------------------------
                                          Nine Months Ended
                                             (unaudited)
                               ---------------------------------------
                                 March 31, 2003        March 31, 2002
                               -----------------     -----------------

Net Sales                            $ 35,978            $ 37,443
Gross Profit                           10,823               9,241
Operating Loss                           (403)             (2,651)

Net Loss                                 (291)             (1,797)
Loss Per Share:
    Basic                            $  (0.04)           $  (0.22)
    Diluted                          $  (0.04)           $  (0.22)
Weighted Average Common Shares
 Outstanding:
    Basic                               8,073               8,045
    Diluted                             8,073               8,045

    CONTACT: American Technical Ceramics Corp.
             Kathleen M. Kelly, 631/622-4710
             invest@atceramics.com
                 or
             Golin/Harris International
             Allan Jordan, 212/697-9191
             ajordan@golinharris.com